Exhibit 4.1

DESCRIPTION OF SECURITIES

The summary of the general terms and provisions of the capital stock of Resideo Technologies, Inc. (“we”, “us”, “our” or the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended and Restated Certificate of Incorporation (our “Certificate”) and Amended and Restated By-Laws (our “By-Laws,” and together with our Certificate, our “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. The number of authorized shares of either the common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of our voting stock entitled to vote, voting as a single class. The common stock is our only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Common Stock

Dividend Rights

The holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (our “Board”) at its discretion out of funds legally available for that purpose, subject to applicable law and the preferential rights of any preferred stock that may be outstanding.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Corporate actions to be taken by vote of the stockholders generally require the vote of holders of a majority in voting power of the shares of capital stock of the Company entitled to vote on the matter and who are present in person or represented by proxy, except as otherwise required by law or provided in the Charter Documents. Our Certificate does not provide for cumulative voting by stockholders in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast, up to the number of directors to be elected in such meeting. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Liquidation Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable.

Other Rights

The holders of our common stock are not entitled to preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert the holders’ shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

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Listing

Our common stock is listed on the New York Stock Exchange, under the ticker symbol “REZI.”

Preferred Stock

Our Certificate authorizes our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix the number of shares constituting each such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of each such series.

Anti-Takeover Provisions

Our Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Charter Documents

Classified Board. Our Certificate provides that, until our annual stockholder meeting in 2022, our Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Beginning with the 2019 annual meeting, all directors are elected to a term of office that expires at the 2022 annual meeting. Beginning at the 2022 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes.

Removal. Subject to the rights of the holders of any outstanding series of preferred stock, our Certificate provides that (i) until the election of directors at our annual stockholder meeting in 2022, our stockholders may remove directors only for cause and (ii) from and after the election of directors at our annual stockholder meeting in 2022, our stockholders may remove directors with or without cause. Removal requires the affirmative vote of holders of at least a majority of our voting stock entitled generally to vote on the election of directors of the Company.

Blank-Check Preferred Stock. Our Certificate authorizes our Board to designate and issue, without any further vote or action by the stockholders, preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

No Stockholder Action by Written Consent. Subject to the rights of the holders of any outstanding series of preferred stock, our Certificate expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

Special Stockholder Meetings. Our Charter Documents provide that only our Chairman of our Board or a majority of our Board may call a special meeting of stockholders, except as otherwise required by law and subject to the rights of the holders of any outstanding series of preferred stock. Stockholders are not permitted to call a special meeting or to require our Board to call a special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our By-Laws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of an election of directors to be held at a special meeting, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Our By-Laws also specify requirements as to the substance and form of a stockholder’s notice.

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Amendments to Certificate of Incorporation and By-Laws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend the company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Certificate does not provide for a higher threshold. Our Certificate provides that our By-Laws may be amended by our Board or by the affirmative vote of holders of at least a majority of our voting stock entitled generally to vote in the election of directors of the Company.

Delaware Takeover Statute

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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Before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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At or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.

Exclusive Forum

Our Certificate provides, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.

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